Exhibit 2.1
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
     This First Amendment to Agreement and Plan of Merger, dated as of April 7, 2010 (this “Amendment”), is entered into by and among ALTA MESA HOLDINGS, LP, a Texas limited partnership (“Parent”), ALTA MESA ACQUISITION SUB, LLC, a Texas limited liability company (“Merger Sub,” and, together with Parent, the “Parent Parties”), and THE MERIDIAN RESOURCE CORPORATION, a Texas corporation (“Target”). All capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.
RECITALS
     WHEREAS, the Parent Parties and Target have entered into that certain Agreement and Plan of Merger, dated December 22, 2009 (the “Merger Agreement”); and
     WHEREAS, the Parent Parties and Target desire to amend the Merger Agreement to provide for a revised Merger Consideration of $0.33 per Target Common Share in cash, without interest; and
     WHEREAS, accordingly, the Parent Parties and Target desire to amend the Merger Agreement in the manner more particularly described below.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent Parties and Target hereby agree as follows:
     1. Amendment to Section 4.1(a). Section 4.1(a) of the Merger Agreement is hereby amended by deleting the phrase “$0.29 per Target Common Share (the “Merger Consideration”)” and inserting the phrase “$0.33 per Target Common Share (the “Merger Consideration”)” in lieu thereof.
     2. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Texas, without reference to rules relating to conflicts of law.
     3. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same Amendment, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.
     4. No Other Amendments. Except as set forth herein, the terms and provisions of the Merger Agreement will remain in full force and effect in accordance with their terms. On or after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment, and this Amendment shall be deemed to be a part of the Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

ALTA MESA HOLDINGS, LP By: Alta Mesa GP, LLC Its: General Partner
By:	/s/ Harlan H. Chappelle
	Name:	Harlan H. Chappelle
	Title:	President and Chief Executive Officer

ALTA MESA ACQUISITION SUB, LLC
By:	/s/ Harlan H. Chappelle
	Name:	Harlan H. Chappelle
	Title:	Manager

THE MERIDIAN RESOURCE CORPORATION
By:	/s/ Paul D. Ching
	Name:	Paul D. Ching
	Title:	Chief Executive Officer & President